Exhibit 2.2

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made and entered into the 27th day of May, 2021 (the “Effective Date”) by and between SCG Holding, LLC, a Colorado limited liability company (“Purchaser”), and BWR L.L.C., a Colorado limited liability company (“Seller”).

RECITALS:

Subject to and upon the terms, covenants and conditions of this Agreement, Seller desires to sell, transfer and convey to Purchaser, and Purchaser desires to purchase and acquire from Seller, the real property described on Exhibit A attached hereto consisting of approximately thirty-six acres located in Huerfano County, Colorado as more fully described below.

AGREEMENT:

In consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Purchaser and Seller do hereby covenant and agree as follows:

1.          Agreement to Sell and to Purchase. Seller agrees to sell and Purchaser agrees to purchase, upon the terms and conditions hereinafter set forth, the following:

(a)            that certain tract or parcel of land located at 853 Greenhorn Mountain Circle, Rye, Colorado 81069 in Huerfano County, Colorado, consisting of approximately thirty-six acres, more particularly described on Exhibit A attached hereto and incorporated herein by reference, together with all structures and improvements thereon, all fixtures therein or thereto and all privileges, easements and appurtenances pertaining thereto, including all of Seller’s right, title and interest in and to any adjacent or adjoining streets, alleys, or rights-of-ways and any strips or gores (collectively, the “Land”);

(b)            all roads, streets, alleys, association rights and easements belonging or appurtenant to the Land;

(c)            all groundwater rights, and surface water rights, and all contractual rights and/or other legally recognized rights to the diversion, extraction, and/or use of surface water or groundwater resources (whether acquired by appropriation, assignment, contract, decree, prescription, riparian, appropriative, overlying, prescriptive, or otherwise, and whether or not appurtenant) held by Seller and associated with the Land, including, without limitation, all water rights under the Huerfano Decree, the Replacement Water Purchase Agreement dated 31 October 2018, and the Additional Replacement Water Purchase Agreement dated 15 August 2020, any contractual entitlements for the delivery of surface water, appropriative surface water rights, irrigation grandfathered groundwater rights, water rights credits, groundwater credits and extinguishment credits (whether perpetual or not perpetual), and contractual entitlements for the delivery of surface water, and also including all rights and allocations of any kind whatsoever held by Seller in and to any facilities that have ever been used or are available to convey water to or from the Land, including (i) express, implied or prescriptive easements, and (ii) contracts, ownership interests or other interests in irrigation districts or other public or private entities engaged in delivery of water to the Land;

(d)            all buildings, fixtures, mechanical systems and other improvements (“Improvements” and together with the Land, the “Real Property”) located on the Land;

(e)            all personal property, construction materials, supplies, fixtures, equipment and other property of every kind, character and description owned by Seller located on, attached to, and used in connection with the Land (the “Personal Property”);

(f)            the Service Agreements (as hereinafter defined);

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(g)            all licenses, permits, approvals, variances and similar documents, plans, drawings, specifications, surveys and reports pertaining to the Real Property in Seller’s possession or control; and

(h)            all of Seller’s interest in any intangible property now or hereafter, owned by Seller and used solely in connection with the Land, Improvements and Personal Property, including without limitation, any contract rights, escrow or security deposits, utility agreements or other rights related to the ownership of or use and operation of the Property.

All of the items described in subparagraphs (a) through (h) above are hereinafter referred to collectively as the “Property”.

2.          Independent Consideration. Concurrently with the execution of this Agreement, Purchaser is paying to Seller the sum of One Hundred Dollars and No/100 ($100.00) as independent consideration (the “Independent Consideration”) for the execution of this Agreement by Seller. The Independent Consideration is being paid to, and shall be retained by, Seller as additional consideration for this Agreement and not as part of the Purchase Price. The Independent Consideration is deemed earned by Seller as of the date of this Agreement and is non-refundable in all events.

3.          Purchase Price. The Purchase Price for the Property will be Four Million Five Hundred Thousand and No/100 Dollars ($4,500,000.00). The Purchase Price, as adjusted by the closing prorations described in Section 4 below, will be payable at the closing of the transaction contemplated by this Agreement (the act of closing being hereinafter referred to as “Closing” and the date on which Closing occurs being hereinafter referred to as the “Closing Date”) to Seller by wire transfer of funds pursuant to wiring instruction given to First Integrity Title Company (the “Title Company”) prior to Closing.

4.          Closing Prorations. Current non-delinquent real property taxes and assessments and utilities charges shall be pro-rated as of the Closing Date, with Seller responsible for all assessments and charges with respect to the period prior the Closing Date and Purchaser being responsible for assessments and charges with respect to the period on and after the Closing Date. Seller shall be responsible for any deferred taxes or roll-back taxes to the extent relating to periods of time prior to the Closing Date. Seller and Purchaser hereby agree that if any of the aforesaid prorations cannot be calculated accurately on the Closing Date, then the same shall be calculated as soon as reasonably practicable after the Closing Date and either party owing the other party a sum of money based on such subsequent proration(s) shall promptly pay said sum to the other party.

5.          Documents to Be Delivered Prior to Closing. Within ten (10) Business Days (as such term is defined in the SCG Purchase Agreement) following the date hereof, Seller must deliver to Purchaser the following documents and items, if and to the extent such are in Seller’s possession, and to the extent such documents were not previously delivered to Purchaser:

(a)       A copy of real estate and personal property tax statements and assessments, appeals or notices thereof for the Property for the past two (2) years and, to the extent in Seller’s possession, all correspondence, notices or other written communication with taxing authorities relating to the taxes currently assessed and/or to be assessed against the Property.

(b)       A copy of Seller’s owner’s title insurance policy and any existing mortgagee title policies.

(c)       Copies of all existing appraisals and surveys of the Property.

(d)       Copies of all agreements relating to the maintenance, operation or service of the Property.

(e)       A copy of all plans and specifications related to the Property or Improvements thereon, including but not limited to any "as built" plans or drawings, any blueprints and any utility plans.

(f)       A copy of all guaranties and warranties made by any person for the benefit of Seller with respect to all or any part of the Property in connection with the construction and equipping of the Property.

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(g)       Copies of all building permits, zoning variances (if any), certificates of occupancy (if any), subdivision plats, governmental permits, approvals, certificates and other licenses lawfully required for the construction, use, occupancy and operation of the Property and all other correspondence with governmental authorities (including, without limitation, any default notices)

(h)       Copies of all pleadings, motions and related documents and agreements in respect of all pending litigation, if any, relating to the Property.

(i)       A copy of all studies and reports relating to environmental matters, including but not limited to, asbestos, hazardous materials or toxins on, at, under or relating to the Property.

(j)       A copy of all engineering studies and reports or tests relating to any soil at the Property.

(k)       Copies of any reports, letters or any other documentation from any governmental authority, insurance company, engineer, inspector or other similar entity or person requiring or recommending any repairs or work to be done on the Property, or to bring the Property into compliance with any applicable law, including but not limited to environmental law and floodplain and/or wetlands rules and regulations.

(l)       Copies of all certificates of insurance related to the Property.

(m)       Copies of any leases, rental agreements or occupancy agreements for the Property.

(n)       Copies of the services, maintenance and supply contracts listed on Exhibit B attached hereto (collectively, “Service Agreements”) affecting the construction, use, ownership, maintenance and/or operation of the Property, and the information set forth therein is accurate and complete.

(o)        Copies of the Environmental Reports listed on Exhibit C attached hereto (collectively, the “Environmental Reports”).

(p)       Such other items and information related to the Property that Purchaser may reasonably request from time to time.

In addition, Seller agrees to promptly provide to Purchaser, on a continuing basis through the Closing Date, information with respect to any changes or additions or corrections to the information or documents delivered to Purchaser pursuant to subparagraphs (a) through (p) above. All of such documents and items delivered to Purchaser whether before or after the Effective Date, are referred to as the “Property Data.” Seller makes no representation or warranty, express or implied, about any of the Property Data or the truth, accuracy or completeness of the Property Data, except that such Property Data are the same materials and documents used by Seller in connection with its ownership and operation of the Property. Purchaser shall keep the Property Data confidential and shall not disclose the same to any third party without Seller’s prior written consent, except Purchaser may disclose the Property Data to its employees and advisors who have a need to know and who agree to observe the confidentiality of such Property Data. Purchaser shall only use the Property Data for the purposes described in this Agreement. If this Agreement is cancelled, Purchaser shall promptly return any original Property Data to Seller, and destroy any copies thereof. Such obligations of Purchaser shall survive any termination or cancellation of this Agreement.

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6.          Inspections. For a period commencing on the Effective Date and continuing for sixty (60) days (such period being hereinafter referred to as the “Inspection Period”), Purchaser or its agents will have the right, for itself, its employees, agents and contractors, to (i) inspect and survey the Property (including all ALTA or other land boundary surveys); (ii) to conduct tests thereon including, but not limited to, soil borings and hazardous waste studies, and to make such other examinations with respect thereto as Purchaser, its counsel, engineers, surveyors or other representatives may deem reasonably necessary; and (iii) to examine the documents and information required to be delivered by Seller to Purchaser pursuant to Section 5 hereof. Notwithstanding the foregoing, Purchaser shall not drill, bore, or otherwise perform any invasive testing of the Property without the prior written consent of Seller, which Seller may reasonably withhold or condition. Prior to entry onto the Property, Purchaser must furnish Seller with a certificate of insurance evidencing a commercial general liability insurance policy covering any activities of Purchaser or its agents or contractors on the Property in amount not less than $1,000,000 per occurrence, $2,000,000 aggregate, and naming Seller as an additional insured. Purchaser shall indemnify, defend (with counsel reasonably acceptable to Seller), and hold harmless Seller from an against any and all claims, causes of action, liens, losses, damages, and expenses (including reasonable attorney fees), which may be suffered or incurred by Seller as a result of the entry onto the Property by Purchaser or its employees, agents, or contractors. Purchaser shall promptly restore, at Purchaser’s expense, any damage to the Property arising out of Purchaser’s inspections. The foregoing indemnity provision will survive the cancellation or termination of this Agreement. Such inspections and examinations will not constitute a waiver by Purchaser of the breach of any representation or warranty of Seller. On-site inspections and examinations will be conducted on such dates and at such times as reasonably approved by Seller, after reasonable advance notice by Purchaser. At any time during the Inspection Period, Purchaser may terminate this Agreement, for any reason or no reason, in the sole discretion of Purchaser. Prior to expiration of the Inspection Period, Purchaser shall provide Seller with notice of any Service Contracts Seller does not wish to assume at Closing.

7.               Title.

(a)       Within ten (10) days after the date hereof, Seller shall deliver or cause to be delivered to Purchaser a preliminary title report (the “Title Report”) from the Title Company showing record title of the Land and Improvements and all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions, and all other matters of record affecting the Land and Improvements, together with legible copies of all such matters, including vesting and exception instruments, listed in the Title Report.

(b)       Purchaser shall have fifteen (15) days after delivery of the Title Report (the “Title Review Period”) to object in writing to any liens, encumbrances, and other matters reflected by the Title Report (the “Title Objection Notice”). All such matters to which Purchaser so objects shall be “Non-Permitted Exceptions”). If no such objection for a matter is given during the Title Review Period, all such matters shall be “Permitted Title Exceptions,” except for judgment liens, construction liens, and other liens against the Property (unless such liens were caused by Purchaser and other than the liens for taxes and assessments which are not delinquent). Within fifteen (15) days after delivery of the Title Objection Notice (“Seller’s Response Period”), Seller shall give Purchaser written notice of whether or not it elects to cure or remove such Non-Permitted Exceptions prior to Closing; however, Seller at its cost shall be obligated to cure, remove or insure around all judgment liens, construction liens and other liens or mortgages against the Property (unless such liens were caused by Purchaser and other than the liens for taxes and assessments which are not delinquent), whether or not Purchaser objects thereto during the Title Review Period. If within Seller’s Response Period, Seller delivers notice to Purchaser that it does not elect to cause all of the Non-Permitted Exceptions to be removed, cured or insured around, or if Seller fails to timely deliver any notice to Purchaser within Seller’s Response Period, then Purchaser may either:

(i) purchase the Property subject to the Non-Permitted Exceptions (other than judgment liens, construction liens, and other liens against the Property, but not including liens caused by the Purchaser or liens for taxes and assessments which are not delinquent), in which event such Non-Permitted Exceptions shall be deemed Permitted Title Exceptions; or

(ii) terminate this Agreement.

(c)       If prior to Closing, the Title Company issues a supplemental or amended Title Report showing additional title exceptions (an “Amended Title Report”), Purchaser shall have an additional period of time (a “Supplemental Review Period”) equal to five (5) Business Days from the receipt of the Amended Title Report to object in writing to any such additional exceptions (a “Supplemental Title Objection Notice”). If no such objections are given during the Supplemental Review Period, such exceptions shall be deemed Permitted Title Exceptions, except for judgment liens, construction liens, and other liens against the Property (unless such liens were caused by Purchaser and other than the liens for taxes and assessments which are not delinquent). Within five (5) Business Days after delivery of the Supplemental Title Objection Notice (“Seller’s Supplemental Response Period”), Seller shall give Purchaser written notice of whether or not it elects to cure or remove such Non-Permitted Exceptions prior to Closing; however, Seller at its cost shall be obligated to cure, remove or insure around all judgment liens, construction liens and other liens or mortgages against the Property (unless such liens were caused by Purchaser and other than the liens for taxes and assessments which are not delinquent), whether or not Purchaser objects thereto during the Supplemental Title Review Period. If within Seller’s Supplemental Response Period, Seller delivers notice to Purchaser that it does not elect to cause all of the Non-Permitted Exceptions to be removed, cured or insured around, or if Seller fails to timely deliver any notice to Purchaser within Seller’s Supplemental Response Period, then Purchaser may either:

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(i) purchase the Property subject to the Non-Permitted Exceptions (other than judgment liens, construction liens, and other liens against the Property, but not including liens caused by the Purchaser or liens for taxes and assessments which are not delinquent), in which event such Non-Permitted Exceptions shall be deemed Permitted Title Exceptions; or

(ii) terminate this Agreement.

For the avoidance of doubt, all liens caused by Purchaser and liens for taxes and assessments which are not delinquent, are Permitted Title Exceptions.

8.	Default.

(a)            Purchaser Default. Provided Seller is not in default hereunder, if Purchaser fails or refuses to consummate the purchase of the Property pursuant to this Agreement at the Closing for any reason other than the termination of this Agreement by Purchaser pursuant to a right so to terminate expressly set forth in this Agreement, then Seller shall be entitled to all remedies allowed at law; provided that in no event shall Purchaser be liable for any punitive, consequential or special damages.

(b)            Seller Default. If Seller fails or refuses to convey the Property to Purchaser pursuant to this Agreement at the Closing for any reason other than Purchaser’s default or breach of this Agreement, Purchaser may seek all of Purchaser’s rights and remedies at law or equity including, but not limited to, (x) specific performance of this Agreement and of Seller’s obligations, duties and covenants hereunder, or (y) termination of this Agreement and recovery of all of Purchaser’s out-of-pocket costs and expenses incurred by Purchaser in connection with this Agreement, including all attorneys’ fees and court costs.

9.               Closing. The Closing must occur on or before the date that is four (4) Business Days after the satisfaction of the conditions precedent to Purchaser’s Obligations set forth in Section 16 below and Seller’s Obligations set forth in Section 17 below (the “Closing Date”). Notwithstanding the foregoing, if the Closing Date has not occurred on or before September 24, 2021, unless extended by Seller and Purchaser in writing, this Agreement shall terminate. The Closing will be held through escrow at the Title Company (although neither Seller nor Purchaser need be physically present for Closing), at a time and date to be agreed upon by Purchaser and Seller, utilizing next Business Day courier service and escrow in order to facilitate the Closing.

(a)       At Closing, Seller agrees to deliver to Purchaser, or cause to be delivered to Purchaser, at Seller’s sole cost and expense, the following items:

(i)              a special warranty deed conveying good, marketable, insurable and indefeasible fee title to the Property, as required by this Agreement, together with any state transfer forms required for recordation of the deed, subject to the Permitted Title Exceptions;

(ii)            an Owner’s Affidavit executed and sworn to by Seller, containing statements and instruments as may be required by Title Company in order for the Title Company to issue the Title Policy (hereinafter defined);

(iii)          a certification complying with requirements of Sections 1445 and 7701 of the Internal Revenue Code of 1986, as amended, by Seller that it is not a foreign person within the meaning of such sections;

(iv)           a Bill of Sale conveying to Purchaser the Personal Property AS-IS, WHERE-IS;

(v)             an Assignment of (i) all third-party vendors, contractors, subcontractors, manufacturers or suppliers, warranties and guaranties in effect with respect to any part of the Property or the construction thereon, which Purchaser has elected to assume (ii) all assignable governmental licenses and permits affecting the Property, and (iii) any Service Agreements that Purchaser elects to assume, which assignment will include an indemnity agreement whereby Seller does indemnify, hold harmless and defend Purchaser from and against any and all claims, suits, causes of action, costs, indebtedness, obligations or other liabilities arising from such warranties, guaranties, licenses, permits or Service Agreements arising prior to the Closing Date and Purchaser does indemnify, hold harmless and defend Seller from and against any and all claims, suits, causes of action, costs, indebtedness, obligations or other liabilities arising from such warranties, guaranties, licenses, permits or Service Agreements arising on or after the Closing Date;

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(vi)           a written statement as of the Closing Date reaffirming that all of the representations and warranties of Seller made in this Agreement are true and correct or stating which, if any, are not true and correct and describing the nature and details of such changes;

(vii)         exclusive possession and occupancy of the Property;

(viii)       all keys to the Property in the possession or control of Seller;

(ix)           payment, satisfaction and discharge of any and all outstanding liens, mortgages, security interests or other encumbrances securing the payment of any indebtedness affecting the Property unless such liens, mortgages, security interests or other encumbrances were caused by Purchaser;

(x)             payoff/estoppel letter from the holder of any mortgage encumbering the Property, which includes the pay-off amount of such mortgage as of the Closing Date and a per diem interest charge sufficient for the Title Company to issue the Title Policy;

(xi)           Colorado form DR-1083;

(xii)         an assignment of the following to Purchaser: (1) Replacement Water Purchase Agreement between the Seller and Huerfano County Water Conservancy District, dated 31 October 2018; (2) Additional Replacement Water Purchase Agreement between the Seller and Huerfano County dated 15 August 2020; (2) Augmentation Certificates Nos. 2018-5 and 2020-10 issued by the Huerfano County Water Conservancy District; and (3) well permits 295822 and 295822-A; and

(xiii)       any other documents deemed necessary or appropriate by the Title Company to complete the transaction contemplated by this Agreement (including without limitation the issuance of the Title Policy).

(b)       At Closing, Purchaser must pay to Seller the Purchase Price as adjusted pursuant to the terms of this Agreement and execute and deliver all documents necessary or appropriate to complete the transaction contemplated by this Agreement.

10.            Costs. Seller will pay the costs of title insurance premium for a ALTA standard owner’s title insurance policy in the amount of the Purchase Price; the cost of clearing any Non-Permitted Exceptions and related recording costs. Purchaser will pay any mortgage tax or any recording or other similar tax related to any mortgage that Purchaser places on the Property; the state documentary fee; any sales and use tax imposed upon the transfer of personal property; recording costs related to any such mortgages and the Deed; the cost of any ALTA or other land boundary survey which Purchaser elects to obtain; and if Purchaser elects to obtain an ALTA extended coverage title insurance policy, the difference between the cost of standard and extended coverage. Each party must bear its own attorneys' fees. Purchaser and Seller shall each pay one-half the cost of any escrow fees.

11.            Damage or Condemnation. Risk of loss resulting from any condemnation, eminent domain or expropriation proceeding that is commenced prior to Closing, and risk of loss to the Property due to any other cause, remains with Seller until Closing. If, prior to the Closing, all or part of the Property is destroyed, damaged or subjected to a bona fide threat of condemnation, expropriation or other proceeding, Seller must notify Purchaser within two (2) Business Days of Seller’s receipt of notice or other knowledge of the same, and Purchaser either may elect to (i) terminate this Agreement, in which event all parties will be relieved and released of and from any further duties, obligations, rights or liabilities hereunder, or (ii) Purchaser may declare this Agreement to remain in full force and effect and the purchase contemplated herein, subject to such damage or less any interest taken by eminent domain, expropriation or condemnation, will be effected, and at Closing, Seller will assign, transfer and set over to Purchaser all of the right, title and interest of Seller in and to any awards and insurance proceeds or claims that have been or that may thereafter be made for such taking or damage. If the Purchaser elects to acquire the Property and Seller has not paid any insurance deductible, the Purchase Price will be reduced by the amount of such deductible.

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12.            Seller Representations and Warranties. As a material inducement to Purchaser entering into this Agreement, Seller hereby represents, warrants and covenants that the following matters are true as of the date hereof and will be true on the Closing Date:

(a)            This Agreement has been duly authorized, executed and delivered by Seller and Seller has full power and authority to consummate the transactions contemplated by this Agreement, and the persons executing this Agreement and all instruments to be delivered to Purchaser at Closing on behalf of Seller are fully authorized to do so, have the power to bind Seller and to so act on Seller’s behalf, and are incumbent in the office or offices which such officer purports to hold.

(b)            Execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any breach or violation of any of the terms or the provisions of or constitute a default under, any indenture, deeds of trust, mortgage, note, or other agreement or instrument by which Seller is or will be bound.

(c)            Execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any breach or violation of any of the terms or the provisions of or constitute a default under, any agreement or instrument by which Seller is or will be bound, or result in a violation of any applicable law, order, rule or regulation of any governmental or regulatory authority. There is no action, suit, proceeding or investigation pending which would become a cloud on the title to the Property or any portion thereof or which questions the validity or enforceability of the transactions contemplated hereby or any action taken in connection with said transactions in any court or before or by any federal, district, county, or municipal department, commission, board, bureau, agency or other governmental instrumentality. No approval, consent, order or authorization of, or designation, registration or filing (other than for recording purposes) with any governmental or regulatory authority is required in connection with the consummation by Seller of the transactions contemplated hereby.

(d)            Neither the whole nor any portion of the Property, including access thereto or any easement benefiting the Property, is subject to temporary requisition of use by any governmental or regulatory authority or has been condemned, or taken in any proceeding similar to a condemnation proceeding, nor is there now pending any condemnation, expropriation, requisition or similar proceeding against the Property or any portion thereof. Seller has received no notice nor has any knowledge that any such proceeding is pending, contemplated or threatened.

(e)            There is no litigation or proceeding pending or, to the knowledge of Seller, threatened against or relating to the Property nor does Seller know or have reasonable grounds to know of any basis for any such action.

(f)            As of the date of this Agreement there are, and at Closing there shall be, no leases, subleases, licenses or other rental agreements or occupancy agreements (written or verbal) (other than recorded easements) that grant any possessory interest in and to any space situated on or in the Improvements or that otherwise give rights with regard to use of the Improvements, other than that certain Lease Agreement dated as of January 2, 2015 between Seller, as landlord, and SCG Services, LLC, as tenant (the “Existing Lease”).

(g)            Except as set forth on Exhibit B, each Service Agreement is cancelable upon no more than thirty (30) days’ written notice. Seller has no actual knowledge of any material breach or material defaults under any Service Agreement.

(h)       Seller has not received any written notice from any governmental or regulatory authority and has no actual knowledge that the Property is not in compliance with any Environmental Laws or that Seller has any material liability with respect thereto. Seller has no actual knowledge of any liens arising under or pursuant to any Environmental Laws on the Property. “Environmental Laws” means the Resource Conservation and Recovery Act (42 U.S. § 6901 et seq.), as amended by the Hazardous and Solid Waste Amendments of 1984; the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S. § 9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986; the Hazardous Materials Transportation Act (49 U.S. § 1801 et seq.); the Toxic Substance Control Act (15 U.S. § 2601 et seq.; the Clean Air Act (42 U.S. § 9402 et seq.); the Clean Water Act (33 U.S. § 1251 et seq.); the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S. § 136 et seq.); the Occupational Safety and Health Act (29 U.S. § 651 et seq.); and all other applicable federal, state and local environmental laws (including, without limitation, obligations under the common law), ordinances, orders, rules and regulations, as any of the foregoing may have been amended, supplemented or supplanted prior to the Closing, relating to regulation or control of hazardous, toxic or dangerous substances, materials or wastes, or their handling, storage or disposal or to environmental health and safety.

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(i)       Seller has not received any notice (i) concerning any change in the zoning classification of the Property or any part thereof or (ii) concerning the possible or anticipated condemnation of any part of the Property, or the widening, change of grade or limitation on use of streets abutting the same or concerning any special taxes or assessments levied or to be levied against the Property or any part thereof. If any such notice relating to clauses (i) or (ii) in the preceding sentence is received prior to the date of Closing, Seller must promptly notify Purchaser thereof.

(j)       Seller has no actual knowledge of any defects in the structure, roofs, mechanical, plumbing, fire sprinkler, electrical, or heating, ventilating or air conditioning systems that may exist on the Property.

(k)       There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary proceedings in bankruptcy or under any applicable debtor relief laws or any other litigation contemplated by or pending or threatened against the Seller or the Property.

(l)       Seller has not entered into any agreement to dispose of its interest in the Property or any part thereof, except for this Agreement.

(m)       All information and documents furnished to Purchaser pursuant to Section 5 of this Agreement are complete copies of the documents in Seller’s possession.

13.            Limitation on Representations. PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE EXPLICIT WARRANTIES AND REPRESENTATIONS IN THIS AGREEMENT, SELLER HAS NOT MADE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND CONCERNING THE PROPERTY OR THE CONDITION OF THE PROPERTY. EXCEPT FOR THE EXPLICIT REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (INCLUDING WARRANTIES OF MERCHANTABILITY AND WARRANTIES OF FITNESS FOR USE OR ACCEPTABILITY FOR THE PURPOSE INTENDED BY PURCHASER) WITH RESPECT TO THE PROPERTY OR THE CONDITION OF THE PROPERTY. UPON THE CLOSING, PURCHASER WILL PURCHASE THE PROPERTY "AS IS" AND "WHERE IS" AND WITH ALL FAULTS, EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT. PURCHASER ACKNOWLEDGES THAT THE DISCLAIMERS SET FORTH IN THIS SECTION 13 ARE AN INTEGRAL PART OF THIS AGREEMENT AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE PROPERTY ON THE TERMS PROVIDED IN THIS AGREEMENT WITHOUT THE DISCLAIMERS SET FORTH IN THIS SECTION 13.

14.            Purchaser Representations and Warranties. As a material inducement to Seller entering into this Agreement, Purchaser hereby represents, warrants and covenants that the following matters are true as of the date hereof and will be true on the Closing Date:

(a)             This Agreement has been duly authorized, executed and delivered by Purchaser and Purchaser has full power and authority to consummate the transactions contemplated by this Agreement, and the persons executing this Agreement and all instruments to be delivered to Seller at Closing on behalf of Purchaser are fully authorized to do so, have the power to bind Purchaser and to so act on Purchaser’s behalf, and are incumbent in the office or offices which such officer purports to hold.

(b)             Execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any breach or violation of any of the terms or the provisions of or constitute a default under, any agreement or instrument by which Purchaser is or will be bound, or result in a violation of any applicable law, order, rule or regulation of any governmental or regulatory authority.

15.            Survival of Representations and Warranties. All representations and warranties contained in this Agreement will survive Closing and be actionable only for period of eighteen (18) months from the Closing Date and will not be merged into the documents delivered at Closing.

16.            Seller’s Obligations Prior to Closing. As a material inducement to Purchaser entering into this Agreement and as a condition to Purchaser’s obligations hereunder:

(a)             Between the date hereof and Closing, Seller agrees to:

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(i)              perform all obligations of Seller as owner of the Property including compliance with all laws and ordinances affecting ownership of the Property (but expressly excluding any federal law prohibiting the use of the Property for cannabis related purposes);

(ii)            not enter into any new leases or service contracts for the Property; and

(iii)          cancel all Service Agreements which Purchaser has notified Seller that it does not elect to assume hereunder, as provided in Section 6 above.

(b)             Seller must not transfer or convey any interest in the Property, other than to Purchaser, and at Closing, title to the Property must be owned by Seller free and clear of all leases, mortgages, liens, encumbrances, easements and other matters except for the Permitted Title Exceptions.

17.            Conditions Precedent To Purchaser’s Obligations. Seller acknowledges that as a condition precedent to Purchaser’s obligations hereunder, the following shall occur on or before the Closing Date, any of which conditions may be waived by Purchaser in its sole discretion:

(a)             Purchaser will have been able to obtain all necessary approvals, licenses, variances, building, or other permits necessary for the uses of the Property for Purchaser’s intended purpose, including, without limitation, any and all approvals from the Colorado Marijuana Enforcement Division and applicable local regulatory agencies, to the extent required under any applicable law.

(b)             The Title Company shall be irrevocably committed to issue upon Closing a 2006 ALTA Extended Owner’s Policy of Title Insurance, insuring Purchaser as owner of fee simple title to the Property, in the amount of the Purchase Price, and subject only to the Permitted Title Exceptions (the “Title Policy”).

(c)             Each and every representation and warranty of Seller set forth in Section 12 shall be true and correct in all material respects, and Seller shall not be in default under any of its other obligations under this Agreement, as of Closing.

(d)             There have not occurred, subsequent to the effective date of this Agreement, any material or adverse change in (i) the zoning of the Property; (ii) the title to the Property, (iii) the availability of access to the Property, (iv) the availability to the Property of sewer, water, electricity, gas or any other utilities, or (v) the occupancy of the Property.

(e)             The Existing Lease shall have been terminated.

(f)              All conditions precedent to the closing under that certain Asset Purchase Agreement by and among Medicine Man Technologies, Inc., a Nevada corporation, Purchaser and SCG Services, LLC, a Colorado limited liability company (the “SCG Purchase Agreement”) shall have occurred such that the closing under the SCG Purchase Agreement shall occur approximately concurrently with the Closing.

Should any of the foregoing conditions fail to have been met on or before September 24, 2021, Purchaser, at its option, may terminate this Agreement.

18.            Conditions Precedent to Seller’s Obligations. Purchaser acknowledges that as a condition precedent to Seller’s obligations hereunder, the following shall occur on or before the Closing Date, any of which conditions may be waived by Seller in its sole discretion:

(a)             Each and every representation and warranty of Purchaser set forth in Section 14 shall be true and correct in all material respects, and Purchaser shall not be in default under any of its other obligations under this Agreement, as of Closing.

(b)             All conditions precedent to the closing under the SCG Purchase Agreement shall have occurred such that the closing under the SCG Purchase Agreement shall occur approximately concurrently with the Closing.

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Should any of the foregoing conditions fail to have been met on or before September 24, 2021, Seller, at its option, may terminate this Agreement.

19.            Brokers. Purchaser and Seller each warrants and represents to the other that no brokers have been retained or consulted in connection with the transaction contemplated by this Agreement. Purchaser and Seller do hereby indemnify and hold harmless and defend the other from and against any and all causes, claims, damages, losses, liabilities, fees, commissions, settlement, judgments, damages, expenses and fees (including reasonable attorneys’ fees and court costs) in connection with any claim for commissions, fees or other charges relating in any way to this transaction, or the consummation thereof, which may be made by any person, firm or entity, as the result of the indemnifying party’s acts. This indemnity survives the termination or Closing of this Agreement. Seller and Purchaser must execute at Closing such affidavits and lien waivers as are appropriate to comply with applicable law regarding brokers.

20.            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns as the case may be. Purchaser has the right at any time to assign this Agreement in whole or in part or any rights hereunder to any person, partnership (general or limited), limited liability company, corporation or other entity, which controls, is controlled by, or is under common control with Purchaser. If such an assignment is made, the sale made pursuant to this Agreement must be consummated in the name of such assignee, which will succeed to all of the rights, obligations and liabilities of Purchaser hereunder, and Purchaser will be released and relieved of all obligation and liability hereunder.

21.            Waiver. The failure of any party to exercise any right hereunder, or to insist upon strict compliance by the other party, will not constitute a waiver of either party’s right to demand strict compliance with the terms and conditions of this Agreement.

22.            Notice. All notices must be in writing and will be deemed received (i) on the date of delivery if delivered personally or by messenger service, (ii) on the date of confirmation, by reply email, of receipt of transmission by email (or, the first Business Day following such receipt if (x) the date is not a Business Day or (y) confirmation of receipt is given after 5:00 pm , Mountain Time) or (z) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or the first Business Day following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5:00 pm Mountain Time), to the parties at the following addresses or email addresses (or at such other addresses or email addresses for a party as will have been specified by like notice):

Purchaser:	SCG Holding, LLC
c/o Medicine Man Technologies, Inc.
4880 Havana Street, Suite 201
Denver, CO 80239
Attention: Don Pabon
Email Address: dan@medicinemantechnologies.com

And with a copy to (not constituting notice:

Perkins Coie LLP
1900 Sixteenth Street, Suite 1400
Denver, CO 80202
Attention: Kester Spindler
Email Address: kspinder@perkinscoie.com

Seller:	BWR L.L.C.
853 Greenhorn Mountain Circle
Rye, CO 81069
Attention: John Sakun
Email Address: john.socogrow@gmail.com

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With a copy to (not constituting notice):

Tonkon Torp LLP
1600 Pioneer Tower
888 SW Fifth Avenue
Portland, OR 97204
Attention: Kimberlee Stafford
Email Address: kimberlee.stafford@tonkon.com

Title Company:	First Integrity Title Company
2345 7th Street
Denver, CO 80211
Attention: Victoria Chapman, VP Commercial Escrow Operations & Counsel
victoria.chapman@firstintegritytitle.com

23.            Miscellaneous.

(a)            Governing Law. This Agreement is governed by and will be construed and enforced in accordance with the substantive and not the conflicts laws of the State of Colorado.

(b)            Counterparts. This Agreement may be executed by the parties hereto in two or more counterparts and each executed counterpart will be considered an original.

(c)            Construction of Agreement. This Agreement has been negotiated between the parties and, for construction purposes, will not be deemed the drafting of any one party.

(d)            Entire Agreements; Amendments. This Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and this Agreement may not be amended, waived or discharged except by an instrument in writing executed by the party against which enforcement of such amendment, waiver, or discharge is sought. This Agreement supersedes all prior agreements and memoranda between Purchaser and Seller which relate to the Property. The invalidity of any one of the covenants, agreements, conditions or provisions of this Agreement or any portion thereof will not affect the remaining portions thereof or any part hereof and this Agreement will be amended to substitute a valid provision which reflects the intent of the parties as was set forth in the invalid provision.

(e)            Day for Performance. Wherever herein there is a day or time period established for performance and such day or the expiration of such time period is a Saturday, Sunday or federal holiday, then such time for performance is hereby be automatically extended to the next following Business Day.

(f)            Attorneys’ Fees. Should any suit or action be brought to enforce the terms of this Agreement or any obligation herein, the prevailing party will be entitled to reasonable attorneys’ fees, costs and expenses therein incurred at such suit or action and any appeal therefrom.

(g)            TIME IS OF THE ESSENCE OF THIS AGREEMENT.

(h)            Date of this Agreement. The “date of this Agreement” or “date hereof” wherever used herein mean the date the last person of all persons required to sign this Agreement, actually signed this Agreement, as evidenced by the date beside said party’s name.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties have set their hands or caused duly authorized and incumbent officers to set their hands the date set forth by such party’s name.

Date: ________________________	PURCHASER: SCG Holding, LLC By: _____________________________ Name: ___________________________ Title:_____________________________

[Signatures Continue on Following Page]

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Date: ________________________	SELLER: BWR L.L.C. By: _______________________________ Name: _____________________________ Title: ______________________________

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EXHIBIT “A”

Legal Description

LOT 73, COLORADO BUFFALO RANCH, PHASE NO, 5, RECORDED AT PLAT MAP NO. 441, RECORDED JANUARY 15, 2002, ACCORDING TO THE RECORDS OF THE CLERK AND RECORDER FOR HUERFANO COUNTY, COLORADO.

EXCEPTING ANY AND ALL OIL, GAS, MINERAL AND MINERAL RIGHTS.

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EXHIBIT “B”

Service Agreements

None.

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EXHIBIT “C”

Environmental Reports

None.

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